PAGE 1

                         (LOGO) ADM
               ARCHER DANIELS MIDLAND COMPANY



                                       October 11, 1996




Dear Stockholder:

The 1996 Archer-Daniels-Midland Annual Meeting, scheduled for October 17, is now less than a week away. It appears that your proxy card for the Meeting has not been received yet. Because your vote is important, we have enclosed for your convenience a new proxy card and a free overnight mail return envelope. Even if you have already returned a proxy card, I strongly urge you to sign, date and return the enclosed card at your earliest convenience to ensure that your vote is received in time to be counted at the Meeting.

As I have previously written, your vote is particularly important this year because, in addition to the election of Directors (Item 1), there are several non-routine proposals on the Agenda. Items 2 & 3 seek shareholder approval of the 1996 Stock Option Plan and the Stock Unit Plan for Nonemployee Directors, respectively. By encouraging ownership of ADM stock, the Plans are designed to align the interests of the stockholders in higher stock prices with those of the recipients who can most influence the creation of stockholder value. Your Board strongly recommends a vote FOR Items 1-4.

There are also several stockholder proposals on the agenda (Items 5-9). In particular, Item 8 would require that a majority of the Board members meet a narrow, inflexible definition of "independence". We have already made significant changes to our Board following the recommendations of the special Corporate Governance Committee which mandated that a majority of the Directors consist of outsiders "with no personal business or professional relationship with the Company that is material to it or the [individual] Directors". This type of materiality standard for outside Directors is the far better course for ADM which, due to the extraordinary characteristics of its business, requires Directors with special credentials in agribusiness, commodities and world trade to provide meaningful oversight of ADM's business. Your Board strongly recommends a vote AGAINST Items 5-9.

Please sign, date and return the enclosed proxy card with your vote FOR Items 1-4 and AGAINST Items 5-9 as soon as possible to ensure that your shares are voted in time for the Meeting. If you have any questions, or require any assistance in voting your shares, please call our proxy solicitor, Georgeson & Company Inc., toll-free, at 1 800-223-2064.



Thank you for your support,


Very truly yours,

/s/Dwayne O. Andreas
Dwayne O. Andreas
Chairman of the Board
and Chief Executive


     If your shares of Common Stock are held in the name of bank or brokerage firm, only that firm can execute a proxy card on your behalf. Please contact the person responsible for your account and give instructions for a proxy card to be voted FOR Items 1-4 and AGAINST
     Proposals 5-9.

     If you have questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:

                  GEORGESON & COMPANY, INC.
                      WALL STREET PLAZA
                  NEW YORK, NEW YORK 10005

                  TOLL FREE: 1-800-223-2064
             BANKS & BROKERS CALL: 212-440-9800

1